Exhibit 10.45

August 2, 2004

Mr. Claes Glassell

Dear Claes,

As we discussed, this letter (the “Agreement”) sets forth the terms and conditions of your employment with Cerus Corporation (“Cerus” or the “Company”).  This Agreement supersedes and replaces your offer letter dated April 27, 2004, which shall have no further force or effect.

Position, Duties, Reporting Relationship and Board Membership

You will serve in an executive capacity and shall perform the duties of the President and Chief Executive Officer (“CEO”).  In this position, you will report to the Company’s Board of Directors (the “Board”), and you will have full responsibility for all activities of the Company and be required to undertake the duties and responsibilities assigned to you by the Board.  Your overall mandate will include improvement of commercial performance of the Company’s existing products, completion of clinical trials on new products, and providing vision and focused resources on development and implementation of new applications of the Company’s technologies with the highest potential for success and profitability.  If your employment with the Company terminates for any reason, you agree to tender your resignation as a director of the Board, if requested by the Company, to be effective as of your last day of your employment with the Company or any earlier date specified by the Company.

Base Salary and Bonus Compensation

Your initial annual base salary shall be $415,000, less standard payroll deductions and withholdings and paid semi-monthly in accordance with the Company’s normal payroll schedule.

You will be eligible to participate in the Company’s Cash Bonus Plan for Senior Management of Cerus Corporation, in accordance with the terms, conditions and limitations of the plan.  You will be eligible to receive an annual bonus for calendar year 2004 if you remain an employee in good standing through March 1, 2005 (the expected bonus payout date).  Provided this condition is met, you are guaranteed a minimum 2004 annual bonus of $175,000, which bonus amount is subject to increase to up to a total of seventy-five percent (75%) of the base salary amount you actually receive from the Company during 2004.  For calendar year 2005, you may be eligible to receive an annual bonus, which, at the Board’s sole discretion, may consist of both cash compensation and a restricted stock grant (at an approximate split of 60% cash and 40% restricted stock), with a total combined value of up to one hundred percent (100%) of the base salary amount you receive in 2005, if you remain an employee in good standing through March 1, 2006 (the expected bonus payout date).  Other than for calendar year 2004, annual bonuses are not guaranteed and such bonuses, if any, are awarded at the sole discretion of the Board based on its assessment of your performance and the Company’s performance with respect to corporate and personal objectives.  You must remain employed through the end of the year in order to earn and be eligible to receive a bonus, and no pro rata or partial bonuses will be provided.  No bonuses are earned until the Board confirms such bonuses in writing.  The Board shall have the sole discretion to change or eliminate the annual bonus program at any time, and to determine the amount of bonus earned, if any.

The Board may modify your compensation from time to time as it deems necessary.

Stock Option Grant

As approved by the Board, you received a stock option to purchase five hundred thousand (500,000) shares of the Company’s Common Stock pursuant to the Company’s 1999 Equity Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of such shares at the time of grant as determined by the Board (the “Option”).  The Option shall be subject to the terms and conditions of the Plan and your Option agreement, which will include the following four-year vesting schedule subject to your continued employment with the Company:  one eighth (1/8th) of the shares subject to the Option shall vest six (6) months after the vesting commencement date, and one forty-eighth (1/48th) of the shares subject to the Option shall vest on the first day of each month thereafter.

Employee Benefits and Vacation Accrual Rate

Subject to the terms, conditions and limitations of the Company’s benefit plans, you will be eligible to participate in Cerus’ standard employee benefits plans which include employer-subsidized medical, dental and vision care coverage, long term disability insurance, life insurance, a 401(k) plan, and, upon meeting eligibility requirements, participation in Cerus’ Employee Stock Purchase Plan.  The Employee Stock Purchase Plan gives employees an opportunity to obtain an equity position in Cerus Corporation at a favorable price.  You will accrue paid vacation at an initial annual rate of four (4) weeks per completed year of active employment.  Cerus may modify benefits and vacation accrual rate from time to time as it deems necessary.

Relocation Assistance Benefits

To assist with your relocation from Connecticut to the San Francisco Bay Area, the Company will provide the following reimbursements to you:  (a) your actual and reasonable out-of-pocket costs to move your household goods and other personal property to the Bay Area; (b) the closing costs (excluding real estate commissions) caused by the sale of your residence in Connecticut and by the purchase of a new residence in the Bay Area; (c) your reasonable temporary housing costs in the Bay Area during your first three (3) months of employment or until you move into a new residence in the Bay Area, whichever occurs first; and (d) your out-of pocket costs for a reasonable number of round trip airfare tickets to/from your Connecticut residence and the Bay Area, such tickets to be used by either or both of you or your spouse.  It is expected that all reimbursements made to you under this paragraph will not exceed a total of $100,000 in the aggregate.  In order to receive these reimbursements, you must provide documentation, satisfactory to the Company, of your costs and submit completed expense reports.

Compliance with Company Policies; Proprietary Information and Inventions Agreement

As a Company employee, you will be expected to abide by Company policies and procedures and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.  Furthermore, you must read, sign and comply with the enclosed Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) as a condition of your employment.

Third Party Information

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  You agree that you will not bring onto Company premises or use in your work for the Company, any unpublished documents or property belonging to any former employer or other third party that you are not authorized to use or disclose.  By accepting employment with the Company, you represent that you will be able to perform your job duties within these guidelines and that you are not subject to any contractual or other obligations that could restrict your activities on behalf of the Company.

Outside Activities

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company.  You may not engage in other employment or undertake any other business activities unless you obtain the prior written consent of the Board.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

At-Will Employment Relationship

Your employment relationship is terminable at-will.  This means that either you or the Company can terminate your employment at any time, with or without Cause (defined below), and with or without advance notice.  In the event that you resign from your employment, we request that you provide at least two (2) weeks advance written notice.  This at-will employment relationship can only be changed in a written agreement approved by the Board and signed by you and a duly authorized member of the Board.

Severance Benefits

In the event that the Company terminates your employment without Cause, and if you first sign, date, and deliver to the Company a separation agreement that includes a general release of all known and unknown claims in the form provided to you by the Company, and you allow this separation agreement to become effective, then you will receive, as your sole severance benefits (collectively, the “Severance Benefits”):  (a) severance pay equal to twelve (12) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company’s standard payroll dates (beginning with the first payroll date following the effective date of the required separation agreement); (b) provided that you timely elect continued group health insurance coverage through federal COBRA law, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for twelve (12) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first; and (c) accelerated vesting of any unvested shares subject to the Option (and any other subsequently provided option grants) such that all shares will be fully vested and immediately exercisable effective as of the employment termination date.

For the purposes of this Agreement, “Cause” for termination shall mean the Company’s termination of your employment for any of the following reasons:  (a) you are convicted of any felony or of any crime involving moral turpitude (including a no contest or guilty plea); (b) you participate in any fraud or act of dishonesty against the Company; (c) you willfully breach your duties to the Company, including insubordination, misconduct, excessive absenteeism, or persistent unsatisfactory performance of job duties; (d) you intentionally damage or willfully misappropriate any property of the Company; (e) you materially breach any written agreement with the Company (including, but not limited to, your Proprietary Information Agreement); or (f) you engage in conduct that demonstrates unfitness to serve as reasonably determined by the Board.  Notwithstanding the foregoing, prior to a termination for Cause falling within (c) and (f) of the foregoing Cause definition, the Board must provide you with written notice of your unsatisfactory conduct and a period of thirty (30) days to cure such conduct, except that such written notice and opportunity to cure are not required if the conduct is not capable of being cured.  In the event that your employment is terminated for Cause or your employment terminates at your request for any reason, Cerus shall have no obligation to pay any Severance Benefits.

Change of Control Benefits

If, within twelve (12) months after a Change of Control (defined below), your employment is terminated without Cause by the Company or terminated due to your Good Reason Resignation (defined below), and in either case if you also first sign, date, and deliver to the Company a separation agreement that includes a general release of all known and unknown claims in the form provided to you by the Company and you allow this separation agreement to become effective, then in lieu of receiving the Severance Benefits, you will be eligible to receive the following as your sole benefits (collectively, the “Change of Control Benefits”): (a) severance pay equal to eighteen (18) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company’s standard payroll dates (beginning with the first payroll date following the effective date of the required separation agreement); (b) provided that you timely elect continued group health insurance coverage through federal COBRA law, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for eighteen (18) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first; and (c) accelerated vesting of any unvested shares subject to the Option (and any other subsequently provided option grants) such that all shares will be fully vested and immediately exercisable effective as of the employment termination date.

For the purposes of this Agreement, a “Change of Control” shall mean:  (a) a sale, lease or other disposition of all or substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation; or (c) a reverse merger in which the Company is the surviving corporation but the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after the closing of the transaction, securities representing less than fifty percent (50%) of the voting stock of the Company or other surviving entity.

For the purposes of this Agreement, your “Good Reason Resignation” shall mean your resignation within twelve (12) months after a Change of Control because the Change of Control resulted, without your consent, in:  (a) a relocation of your assigned office more than thirty-five (35) miles from its location immediately prior to the Change of Control; (b) a material decrease in your base salary (except for salary decreases generally applicable to the Company’s other executive employees); or (c) a material reduction in the scope of your duties and responsibilities from your duties and responsibilities in effect immediately prior to the Change of Control.

Miscellaneous

This Agreement, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with Cerus.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, including but not limited to the April 27, 2004 offer letter.  Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this letter, require a written modification approved by the Board and signed by you and a duly authorized director of the Board.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by your or its respective attorneys, and signs the same of your or its own free will.  This Agreement can be signed in counterparts, and facsimile signatures shall be deemed equivalent to original signatures.  As required by law, your employment is subject to satisfactory proof of your right to work in the United States.

Please sign below to indicate your acceptance of these terms and conditions of your employment relationship.  We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

BJ Cassin
Chairman of the Board
Cerus Corporation

cc:	Mr. Bruce Cozadd
Mr. Ray Larkin
Mr. P. Anthony Price

Accepted:

/s/ Claes Glassell	Date	August 5, 2004
Claes Glassell

Enclosure:  Employee Proprietary Information and Inventions Agreement